Exhibit 11.1

BRAZIL POTASH CORP.

AMENDED AND RESTATED INSIDER TRADING POLICY

This Insider Trading Policy (this “Policy”) contains the following sections:

1.	General
2.	Definitions
3.	Statement of Policy
4.	Certain Exceptions
5.	Window Periods, Pre-clearance of Trades, and Other Procedures
6.	10b5-1 Plans/Margin Accounts and Pledges/Short Sales
7.	Potential Criminal and Civil Liability and/or Disciplinary Action
8.	Broker Requirements for Affiliated Persons
9.	Confidentiality
10.	Insider Reporting
11.	Legal Effect of this Policy
12.	Reporting Violations/Seeking Advice

1.	General

1.1.

Brazil Potash Corp., a company existing under the laws of the Province of Ontario, Canada, and its subsidiaries (collectively, the “Company”), their respective directors, executives, officers and employees (collectively, “Personnel”), family members (as defined below) of Personnel, and trusts, corporations and other entities controlled by any such persons (collectively, “Insiders”) must, at all times, comply with the securities laws of the United States, Canada, and all other applicable jurisdictions. The Company may also from time to time determine that additional persons and entities, including certain of the Company’s contractors or consultants, shall be deemed Personnel under this Policy (collectively, “Non-Employee Personnel”).

1.2.

U.S. and Canadian securities laws prohibit trading in the securities of the Company or any other entity on the basis of “inside” information about the Company or such other entity obtained in the course of your activities or as a result of your position with the Company. These prohibited trading activities are commonly referred to as “insider trading”. It is also illegal to recommend to others (commonly referred to as “tipping”) that they buy, sell, or retain the securities to which such inside information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including a jail term. Applicable securities laws also create a strong incentive for the Company to deter insider trading by Insiders. In the normal course of business, Personnel may come into possession of inside information concerning the Company or other entities with which the Company does business that is not available to the investing public, such as information regarding transactions in which the Company is engaged or proposes to engage. Therefore, the Company has established this Policy with respect to trading in its securities or securities of another company that the Company does business with. Any violation of this Policy could subject you to disciplinary action, up to and including termination of employment or engagement with the Company, in addition to other penalties to which you may become subject pursuant to applicable law. See Section 7 (Potential Criminal and Civil Liability and/or Disciplinary Action).

1.3.

This Policy addresses compliance as it pertains to the disclosure of inside information regarding the Company or another company, and to trading in securities (including transactions in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities, whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities) while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law and this Policy, it is the Company’s policy that Insiders exercise judgment so as to also comply with the spirit of the law and this Policy and avoid even the appearance of impropriety.

1.4.

This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are merely guidelines and are not intended to replace your responsibility to understand and comply with the legal prohibition against insider trading. Appropriate judgment should be exercised in connection with all securities trading. Each person subject to this Policy is individually responsible for complying with this Policy and applicable law and ensuring the compliance of any family member, household member, or affiliated entity whose transactions are subject to this Policy.

1.5.

In all cases, responsibility for determining whether an individual is in possession of Material Nonpublic Information (as defined below) rests with that individual, and any action on the part of the Company or any Personnel pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities (or other) laws. If you have specific questions regarding this Policy, applicable law, or a proposed securities transaction, please contact the Company’s Corporate Secretary at nsaid@fmresources.ca (the “Compliance Officer”).

2.	Definitions

2.1.

“Family Members”. For purposes of this Policy, the term “family members” includes spouses, minor children, adult family members who reside with you, anyone else who shares the same household, and any immediate family members and family members who do not share the same household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control. Personnel are responsible for the transactions of their family members, and, therefore, you should make them aware of the need to confer with you before they trade in the Company’s securities or securities of companies that the Company does business with.

2.2.

“Material”. Under Company policy and applicable securities laws, information is “material” if a reasonable investor would consider the information important in determining whether to trade in a security, and includes material facts and material changes (as such terms are defined under applicable Canadian securities laws). Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that could reasonably be expected to affect the market price of a security could also be material. Nonpublic information can be material even with respect to companies that do not have publicly-traded stock, such as those with outstanding bonds. You should assume that any information that would affect a person’s trading decisions, or which might tend to influence the price of a security, is material.

Depending on the facts and circumstances, examples of information that could be considered material include, but are not limited to:

•	interim or annual results;

•

revenues, operating results (including earnings before interest, tax, depreciation and amortization (EBITDA), Adjusted EBITDA and other key financial data and operating metrics), estimates or guidance on operating results, or changes in previously released results, estimates or guidance;

•	other unpublished financial results;

•	any material change in the Company’s accounting policies;

•	dividend information;

•	expansion or curtailment of operations or business disruptions;

•	the gain or loss of a significant customer, supplier, or shipping provider;

•	major labor disruptions;

•	new discoveries, including any development that materially affects the Company’s resources, assets or properties, or significant losses of any of the foregoing;

•	a major reorganization, amalgamation, merger, acquisition, tender offer, issuer bid, insider bid, or divestiture proposal or agreement;

•	acquisitions, investments, joint ventures, or changes in assets;

•	change in control of the Company or management developments outside the ordinary course of business;

•	liquidity problems or impending bankruptcy, insolvency, restructuring or layoffs;

•	changes in auditors or notification that the Company may no longer rely on an auditor’s reports;

•	significant changes in compensation policy;

•	changes in analyst recommendations or debt ratings;

•

financings and other events regarding the Company’s securities (e.g., defaults on loans or securities, calls of securities for redemption, share repurchase plans, stock splits or consolidations, share exchanges or stock dividends, public or private sales of securities, changes to the rights of security holders, or delisting of the Company’s securities or their movement from one quotation system or exchange to another);

•	the possible initiation of a proxy fight;

•	borrowing or lending of a significant amount of money, or encumbering or mortgaging of the Company’s assets;

•	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditor; or

•	pending or threatened litigation, regulatory matters, or governmental investigations.

Information that something may happen, regardless of the likelihood, can be material. Courts often resolve close cases in favor of finding information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) provide that the mere fact that a person is aware of Material Non-Public Information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.

2.3.

“Non-Public Information”. Information is considered to be “Non-Public” unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate. You should presume that information is non-public, unless you can point to its official release by the Company in at least one of the following ways:

•	it has appeared in a publicly available filing with the SEC or on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR); or

•	it has appeared in a press release issued via a major newswire such as the Dow Jones Broad Tape or the Associated Press.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. After the information has been disseminated, a sufficient period of time must pass for the information to be absorbed by the general public. As a general rule, information should not be considered fully absorbed until the second trading day (on the New York Stock Exchange (the “NYSE”)) after the day on which the information is disseminated via a national news medium or disclosed in a filing with the SEC. Although there is no fixed period for how long it takes the market to absorb information, out of an abundance of caution, a person in possession of Material Non-Public Information should refrain from any trading activity until such time.

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any securities transaction, you should carefully consider how the transaction may be construed in the bright light of hindsight.

2.4.

“Security” or “Securities”. The term “security” or “securities” is defined very broadly by applicable securities laws and includes, among other things, stock (common and preferred), stock options, equity-based compensation awards, warrants, bonds, notes, debentures, convertible instruments, put or call options (e.g., exchange- traded options), and other similar instruments.

2.5.

“Trade” or “Trading”. For purposes of this Policy, the term “trade” or “trading” means broadly any purchase, sale, or other transaction to acquire, transfer, pledge, encumber or dispose of securities, or any act, conduct, solicitation or negotiation directly or indirectly in furtherance of any of the foregoing, including, but not limited to, market option exercises, gifts or other contributions, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options, and trades made under an employee benefit plan such as a 401(k) plan.

3.	Statement of Policy

3.1.

No Insider may trade in the Company’s securities at any time when such Insider has Material Non-Public Information concerning the Company. NOTE: it is your responsibility to determine whether you possess Material Non-Public Information, and any action on the part of the Company or any other Personnel pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities (or other) laws. If you have any question whether information in your possession is Material Non-Public Information, then you should contact the Compliance Officer.

3.2.

No Insider may trade in securities of an entity at any time when such Insider has Material Non-Public Information about such entity (including, without limitation, any of the Company’s customers, vendors, suppliers or partners), when that information was obtained as a result of the Insider’s employment or relationship with the Company.

3.3.

In addition to trading while in possession of Material Non-Public Information, no Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members or affiliated entities, such as a trust or corporation), and no Insider may make buy or sell recommendations on the basis of Material Non-Public Information. In addition, Insiders should be cautious before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”.

3.4.

No Insider who receives or has access to Material Non-Public Information of the Company may comment on stock price movements or rumors of other corporate developments (including discussions in Internet “chat rooms”) that are of possible significance to the investing public unless it is part of such Insider’s job (such as Investor Relations) or the Insider has been specifically authorized by the Company’s Chief Executive Officer (the “Chief Executive Officer”) or Chief Financial Officer (the “Chief Financial Officer”).

3.5.

The Company’s policy is generally not to respond to rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Chief Executive Officer, President, Chief Financial Officer, or Compliance Officer. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only Personnel specifically authorized to do so may answer questions about or disclose information concerning the Company. See also the Company’s Corporate Communications Policies and Procedures.

3.6.

Certain Insiders may trade in the Company’s securities only during the four open “Window Periods” that occur each fiscal year, or in connection with primary offerings by the Company or secondary offerings by selling stockholders of the Company. Certain of the Insiders must also receive pre-approval prior to any transaction. See Section 5 (Window Periods, Pre-clearance of Trades, and Other Procedures).

3.7.	Due to the heightened risk associated with the following transactions, no Insider, whether or not he or she possesses Material Non-Public Information, may engage in the following:

•

Publicly Traded Options. Insiders may not trade in options, warrants, puts and calls, or similar instruments on the Company’s securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Insider is trading based on Material Nonpublic Information, and focus an Insider’s attention on short-term performance at the expense of the Company’s long-term objectives.

•

Short Sales. Insiders may not sell securities of the Company “short”. A short sale has occurred if the seller: (i) does not own the securities sold; or (ii) does own the securities sold, but does not deliver them within 20 days or place them in the mail within five days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and often signal to the market that the seller lacks confidence in the Company’s prospects.

•

Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when a pledger is aware of Material Non-Public Information or otherwise is not permitted to trade in Company securities, Insiders may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan. See Section 6.2 (Margin Accounts and Pledges).

•

Hedging Transactions. No Insiders may engage in any hedging transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities. Hedging transactions may allow an Insider to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the Insider no longer having the same objectives as the Company’s other shareholders.

•

Standing and Limit Orders. Insiders may not place standing or limit orders on Company securities. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of Material Non-Public Information.

3.8.

This Policy continues to apply to transactions in Company securities even after termination of service with the Company. An Insider who is aware of Material Non-Public Information when he or she ceases to be an Insider may not trade in the Company’s securities until that information has become public or is no longer Material. Questions or concerns on whether any continuing Non-Public Information remains Material should be directed to the Compliance Officer. In addition, this Policy continues in effect for all Permanent Restricted Persons, Other Restricted Persons, Permanent Window Persons, and Other Window Persons (each as defined below) until the opening of the first Window Period after termination of employment or other relationship with the Company, unless notified otherwise by the Company.

4.	Certain Exceptions

The prohibition on trading in the Company’s securities set forth in Section 3 above does not apply to the following:

•

No Change in Beneficial Ownership. The trading restrictions in this Policy do not apply to transfers of securities to an entity that does not involve a change in the beneficial ownership of such securities (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).

•

Gifts of Securities. Bona fide gifts of securities are not transactions subject to this Policy unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while such Insider is aware of Material Non-Public Information, or the person making the gift is subject to the trading restrictions specified in Section 5 below (in which case pre-clearance is required). Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift is “bona fide” may depend on various circumstances surrounding the gift. Accordingly, Insiders are encouraged to consult with the Compliance Officer when contemplating a gift.

•

Stock Option Plan. The trading restrictions in this Policy do not apply to the exercise of stock options pursuant to the Company’s incentive compensation plans where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option), or to the exercise pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of any such stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes. Additionally, the Company reserves the right to limit or restrict stock option exercises or tax withholdings not made pursuant to standing elections in appropriate circumstances.

•

Trading Plans. The trading restrictions in this Policy do not apply to the execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 or Securities Act (Ontario) and National Instrument 55-104 of the Canadian Securities Administrators and which has been approved by the Company (an “Automatic Securities Purchase Plan”). See Section 6.1 (10b5-1 Trading Plans).

•

401(k) Plan. To the extent the Company offers its securities as an investment option in any 401(k) or similar plan as may be in place from time to time, the trading restrictions in this Policy do not apply to the purchase of stock through the Company’s 401(k) plan resulting from periodic contributions of money to the plan through regular payroll deduction elections. However, the trading restrictions in this Policy do apply to elections made under the 401(k) plan to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

•

Employee Stock Purchase Plan. To the extent the Company offers its securities as an investment option in an employee stock purchase plan, the trading restrictions in this Policy do not apply to the purchase of stock through the Company’s employee stock purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions also do not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. However, the trading restrictions in this Policy do apply to subsequent sales of any such stock purchased under the plan, an election to participate in the plan outside of an open enrollment period, and changing instructions regarding the level of withholding contributions which are used to purchase stock made outside of an open enrollment period.

•

Restricted Stock Awards. The trading restrictions in this Policy do not apply to the vesting of shares of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. However, the trading restrictions in this Policy do apply to any market sale of restricted stock.

•

Registered Public Offering. The trading restrictions in this Policy do not apply to sales of the Company’s securities by selling shareholders in a registered public offering in accordance with applicable securities laws.

•

Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company may be exempted from the trading restrictions in this Policy with approval by the Chief Executive Officer, the Chief Financial Officer, or the Board of Directors of the Company (the “Board of Directors”).

NOTE: if you are a Permanent Window Person or Other Window Person (each as defined in Section 5.1 below), you must notify the Compliance Officer prior to executing any transaction in reliance on any of the above exceptions.

5.	Window Periods, Pre-clearance of Trades, and Other Procedures

5.1.

Window Period and Special Blackout Period Applicability. This Section 5 explains the requirements and procedures, which apply to all members of the Board of Directors and Company executives and officers (collectively, “Affiliated Persons”), persons working in the finance, accounting and legal departments (such persons, collectively with the Affiliated Persons, and collectively with family members of any such person or of any such Affiliated Person, and trusts, corporations and other entities over whose trading decisions any such person or such Affiliated Person directs or exercises influence or control, “Permanent Window Persons”), as well as Other Window Persons (as defined below) who have access to Material Nonpublic Information about the Company. The Company may from time to time designate other individuals and/or positions that are subject to this Section 5. Please note that this Section 5 applies to all Company securities which Permanent Window Persons hold or may acquire in the future.

From time to time, the Company may notify persons that they are subject to the trading restrictions set forth in this Section 5 (including the Window Periods set forth in Section 5.2 and Section 5.3 below) if the Company believes that, in the normal course of their duties, such persons have access to Material Non-Public Information (collectively with family members of any such person, and trusts, corporations and other entities over whose trading decisions any such person directs or exercises influence or control, “Other Window Persons”). Such persons may include Non-Employee Personnel.

Permanent Window Persons, as well as Other Window Persons, may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust, or any other transfers) at any time, other than during a Window Period and without first obtaining pre-clearance of the transaction from the Compliance Officer.

5.2.

Window Periods. The Company has established four “windows” of time during the fiscal year during which Request for Approval forms may be approved and transactions and pledges may be effected (the “Window Periods”). Each Window Period begins on the second trading day (on the NYSE) after the day on which the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year, as applicable, and closes at the close of trading on the last trading day that is 30 calendar days prior to the public news release of financial results or otherwise an earlier date recommended by the Chief Compliance Officer, as applicable. After the close of such Window Period, except as set forth in Section 4 above, Permanent Window Persons and Other Window Persons may not trade in any of the Company’s securities.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 6-K, or other means designed to achieve widespread dissemination of the information. Permanent Window Persons and Other Window Persons should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market and considered “generally disclosed” under applicable Canadian securities laws.

5.3.

Special Blackout Period. From time to time, the Company may require that Other Window Persons suspend their trading in the Company’s securities because of developments that have not yet been disclosed to the public. All Permanent Window Persons and specified Other Window Persons shall not trade in the Company’s securities while the suspension (a “Special Blackout Period”) is in effect, and shall not disclose to any other person that the Company has suspended trading for certain individuals. Though a Special Blackout Period generally will arise because an event may occur that is material to the Company and is known by only a few directors, officers and/or employees, a Special Blackout Period may be declared for any reason. If the Company declares a Special Blackout Period, the Company will deliver an e-mail (or other communication) notifying all Permanent Window Persons and specified Other Window Persons subject to such Special Blackout Period when such Special Blackout Period begins and when it ends. If, however, a person that is not a Permanent Window Person or a specified Other Window Person but whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during a Special Blackout Period, the Compliance Officer will inform the requesting person of such Special Blackout Period, without disclosing the reason for such Special Blackout Period. Any person made aware of the existence of a Special Blackout Period shall not disclose the existence of such Special Blackout Period to any other person. NOTE: the Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy and applicable laws.

5.4.

Notification of Window Periods. In order to assist Permanent Window Persons and specified Other Window Persons in complying with this Policy, the Company may, as a courtesy, deliver an e-mail (or other communication) notifying Permanent Window Persons and other Personnel and Non-Employee Personnel designated as Other Window Persons when the Window Period has opened and when the Window Period is about to close. However, whether or not the Company delivers these emails (or other communication) does not relieve such Permanent Window Persons and specified Other Window Persons of their obligations to read, understand and comply with this Policy and applicable law, as well as to trade in the Company’s securities only during Window Periods.

5.5.

Hardship Exemptions. Those subject to the Window Periods or a Special Blackout Period may request a hardship exemption for periods outside the Window Periods or during a Special Blackout Period, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Compliance Officer.

5.6.

Pre-Clearance of Trades Applicability. Affiliated Persons and family members of such persons and any other person or entity (including trusts, corporations and other entities) over whose trading decisions the Affiliated Person directs or exercises influence or control (collectively, “Permanent Restricted Persons”), as well as Other Restricted Persons (as defined below), must obtain the advance approval of the Compliance Officer in accordance with Section 5.7 (Pre-Clearance Procedures) before trading in the Company’s securities, including any exercise of an option (whether net, cashless or otherwise), right or warrant to purchase or sell such securities, gifts, loans, pledges, contribution to a trust or other transfers, whether the transaction is for such person’s own account, one over which he or she exercises control, or one in which he or she has a beneficial interest. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under applicable securities laws, rules and regulations. Any advice will relate solely to the restraints imposed by this Policy and applicable law, but will not constitute advice regarding the investment aspects of any transaction.

From time to time, the Company may notify Personnel and Non-Employee Personnel (other than Permanent Restricted Persons) that they are subject to the pre-clearance requirements set forth in Section 5.7 below if the Company believes that, in the normal course of their duties, such persons are likely to have regular access to Material Non-Public Information (collectively, with family members of any such person, and trusts, corporations and other entities over whose trading decisions any such person directs or exercises influence or control, “Other Restricted Persons”).

Occasionally, individuals other than Permanent Restricted Persons and Other Restricted Persons may have access to Material Non-Public Information for a limited period of time (collectively with family members of any such person, and trusts, corporations and other entities over whose trading decisions any such person directs or exercises influence or control, “Special Restricted Persons”). During such a period, such persons may be notified that they are Special Restricted Persons who will be subject to the pre-clearance requirements set forth in Section 5.7 below.

5.7.

Pre-Clearance Procedures. Subject to Section 6.1 (10b5-1 Trading Plans) or an Automatic Securities Purchase Plan, Permanent Restricted Persons, Other Restricted Persons, and Special Restricted Persons shall submit a request for pre-clearance to the Compliance Officer at least two (2) business days in advance of a proposed trade by completing and submitting the attached “Request for Approval” form. Clearance of a proposed trade must be re-requested if the trade order is not placed two (2) business days after obtaining pre-clearance. If pre-clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Approval must be in writing, dated and signed, specifying the securities involved. Pre-clearance requests should be submitted to the Compliance Officer at nsaid@fmresources.ca.

When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any Material Non-Public Information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction to the Compliance Officer, if applicable.

The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if applicable, as well as National Instrument 55-102—System for Electronic Disclosure by Insiders (SEDI) and the required filings set out therein, at the time of any trade.

5.8.

General Restrictions Apply. For the avoidance of doubt, the provisions of Section 3 above continue to apply regardless of whether such Insider has obtained pre-clearance approval or such transaction occurs during any Window Period. For example, if during a Window Period, an Insider is or becomes aware that a material acquisition or divestiture is pending or of a forthcoming publication in the financial press that may affect the relevant securities market, such Insider may not trade in the Company’s securities. You must consult the Compliance Officer whenever you are in doubt.

5.9.

Questions. Because of the technical nature of some aspects of the applicable securities laws, Insiders should review this Policy carefully and contact the Compliance Officer if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with applicable securities laws and/or this Policy (including this Section 5).

5.10.

Acknowledgement. All Personnel and Non-Employee Personnel subject to the procedures set forth in this Section 5 must acknowledge their understanding of, and intent to comply with, this Policy (including this Section 5) by completing, signing, and returning the Acknowledgment form attached to this Policy.

6.	10b5-1 Plans/Margin Accounts and Pledges/Short Sales

6.1.

10b5-1 Trading Plans. Notwithstanding the prohibition against insider trading, Rule 10b5-1 (“Rule 10b5-1”) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense against insider trading under Rule 10b-5 under the Exchange Act. A person subject to this Policy can rely on this defense and trade in the Company’s securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written trading plan that was entered into when the person was not in possession of Material Non-Public Information and that complies with the requirements of Rule 10b5-1. A Rule 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan can be established only when you do not possess Material Non-Public Information. Therefore, Insiders cannot enter into 10b5-1 trading plans at any time when in possession of Material Non-Public Information, and, additionally, persons subject to the pre-clearance requirements of this Policy described in Section 5 cannot enter into 10b5-1 trading plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.

As noted above, you have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that you entered into when you were not aware of Material Non-Public Information. The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before proceeding with any transactions under a 10b5-1 trading plan.

Each Insider must pre-clear with the Compliance Officer his or her proposed 10b5-1 trading plan at least five business days prior to the entry into such plan. The Company reserves the right to withhold preclearance of any 10b5-1 trading plan that the Company determines is not consistent with the rules regarding such 10b5-1 trading plans. Notwithstanding any pre-clearance of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.

For Insiders, any modification or termination of a pre-approved 10b5-1 trading plan requires pre-clearance by the Compliance Officer. Additionally, any modification of a pre-approved 10b5-1 trading plan must occur before you become aware of any Material Non-Public Information and must comply with the requirements of the rules regarding 10b5-1 trading plans and, if you are subject to Window Period restrictions, must take place during a Window Period.

Furthermore, after entering into or amending a pre-cleared 10b5-1 trading plan, such Insider shall not effect any transaction pursuant to such plan for 30 business days following such entry or amendment. Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if the 10b5-1 trading plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts of the contemplated trades.

You may amend or replace a 10b5-1 trading plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of such plan to the Compliance Officer for approval prior to adoption. You must provide notice to the Compliance Officer prior to terminating a 10b5-1 trading plan. You should understand that frequent modifications or terminations of a 10b5-1 trading plan may call into question your good faith in entering into the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

6.2.

Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in the Company’s securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged the Company’s securities as collateral.

Therefore, no Insiders, whether or not in possession of Material Non-Public Information, may purchase the Company’s securities on margin, borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan. Any such Insiders who have pledged the Company’s securities or hold the Company’s securities in margin accounts must unwind or remove such securities.

7.	Potential Criminal and Civil Liability and/or Disciplinary Action

7.1.

Individual Responsibility. Each Insider is personally responsible for complying with applicable laws (including securities laws) and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any suspension periods should not be considered a “safe harbor”. Whether or not during a Window Period, you may not trade securities on the basis of, or while in possession of, Material Non-Public Information.

You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

7.2.

Controlling Persons. U.S. federal securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise understand and comply with the requirements set forth in this Policy.

7.3.	Potential Sanctions.

(i)

Liability for Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to civil penalties, criminal penalties and/or imprisonment for trading in securities when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. In addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges, and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading, are very effective at detecting insider trading, and vigorously pursue insider trading violations.

Under the Securities Act (Ontario), persons found guilty of violating the prohibitions against insider trading, tipping or recommending trades may be subject to a fine of not more than CAD$5,000,000 or imprisonment for a term of not more than five years less a day (or to both) for contravening Ontario securities laws. Persons found guilty of insider trading or tipping may also be subject to a fine in an amount not less than the profit made or loss avoided by the person by reason of the contravention and not more than the greater of CAD$5,000,000 and three times the profit made or loss avoided. A person who violates the insider trading and tipping provisions of the Securities Act (Ontario) may also be liable to compensate for damages the buyer or seller of securities (in the case of insider trading) or any person that bought or sold securities to or from a tippee (in the case of tipping), and may otherwise be prohibited from trading in securities or acting as an officer or director of a company. In addition to the Securities Act (Ontario), there may also be penalties under the applicable securities laws of the other provinces and territories of Canada, and under the Canadian Criminal Code and applicable corporate statutes for persons found guilty of insider trading and tipping.

(ii)

Possible Disciplinary Actions. Subject to applicable law, Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Personnel’s failure to comply results in a violation of law. The Company reserves the right to determine, at its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action. Needless to say, a violation of law, or even an investigation by the SEC or other similar regulatory authority that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

7.4.

Questions and Violations. Anyone with questions concerning this Policy or its application should contact the Compliance Officer. Additionally, any violation or perceived violation of this Policy should be reported immediately to the Compliance Officer.

8.	Broker Requirements for Affiliated Persons

The timely reporting of transactions requires tight interface with brokers handling transactions for Affiliated Persons. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with the Company’s pre-clearance procedures and helping to prevent inadvertent violations. Therefore, brokers for Affiliated Persons need to comply with the following requirements:

•

not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and

•

to report to the Compliance Officer (by telephone and in writing via e-mail), the complete details of every transaction involving the Company’s securities (i.e., date, type of transaction, number of shares and price), including gifts, transfers, pledges, and all 10b5-1 transactions.

Because it is the legal obligation of the trading person to cause any filings on Form 144 (or as may otherwise be required) to be made, you are strongly encouraged to confirm with your broker, following any transaction, that he or she has telephoned and e-mailed the required information to the Company.

9.	Confidentiality

If material information relating to the Company or its business is considered Non-Public Information, such information must be kept in strict confidence and should be discussed only in the ordinary course of business with persons who have a “need to know” the information for legitimate business purposes, and then only when the Personnel disclosing the information has no reason to believe that the recipient will misuse or improperly disclose the information. When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure, and that the information must be held in strict confidence. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:

•

Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Written information should be appropriately safeguarded and should not be left where it may be seen by persons who do not have a need to know the contents of the documents.

•

Non-Public Information should not be discussed with any person within or outside the Company under circumstances where it could be overheard by people who do not have a valid need to know such information, including public areas such as elevators, restaurants and airplanes.

•

Be very cautious when discussing confidential information on speaker phones or on cellular phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances. Code names should be used where appropriate.

•	Do not share your computer or other account IDs and passwords with any other person. Password protect computers and log off when they are not in use.

•	Personnel must ensure that they maintain the confidentiality of information in their possession outside of the office as well as inside the office.

•	Reasonable care should be exercised in the transmission of confidential information by electronic means.

•

Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings are concluded.

•	Extra copies of confidential documents should be shredded or otherwise destroyed.

•	Access to confidential electronic data should be restricted through the use of passwords.

In addition to other circumstances where it may be applicable, this Policy must be strictly adhered to in responding to inquiries about the Company that may be made by the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, Personnel should not respond to any such inquiries and should refer all such inquiries to the Chief Executive Officer, Chief Financial Officer, or Compliance Officer. See also Sections 3.4 and 3.5 above, and the Company’s Corporate Communications Policies and Procedures.

10.	Insider Reporting

In addition to the obligations described above, certain insiders who meet the definition of “reporting insiders” (as defined in National Instrument 55-104—Insider Reporting Requirements and Exemptions) are subject to additional reporting obligations. The Compliance Officer is available to assist reporting insiders in completing and filing the required insider reports through the System for Electronic Disclosure by Insiders (SEDI) website. Any reporting insiders who file their own reports are asked to promptly provide a copy of such reports to the Compliance Officer so that the Company’s records may be updated. Reporting insiders are reminded that they remain personally responsible for ensuring that their insider reports are completed and filed in accordance with the requirements of applicable Canadian securities laws. If reports are filed late, insiders will generally be subject to a fine of CAD$50 per day, per insider, per issuer, subject to a maximum of CAD$1,000 per insider, per issuer within any one-year period beginning on April 1 and ending on March 31.

11.	Legal Effect of this Policy

The terms of this Policy, including the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the applicable securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

12.	Reporting Violations/Seeking Advice

Suspected violations of this Policy should be referred to the Compliance Officer. In addition, if you (i) receive Material Non-Public Information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or (ii) receive confidential information and are unsure if it is within the definition of Material Non-Public Information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Compliance Officer. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

* * * * * * * *

This amended and restated insider trading policy was approved by the Board of Directors and is effective as of March 28, 2025.

ACKNOWLEDGMENT OF INSIDER TRADING POLICY

Reference is made to the Insider Trading Policy (the “Insider Trading Policy”) of Brazil Potash Corp. (the “Company”). I acknowledge that (i) I am a Permanent Restricted Person, or (ii) I have been notified by the Company that I am subject to the pre-clearance requirements as an Other Restricted Person, as described in Section 5.6 of the Insider Trading Policy.

I hereby (i) acknowledge that I have read and that I understand, and (ii) agree to comply with, the Insider Trading Policy. I also understand and agree that I will be subject to disciplinary actions, including termination of employment, that may be imposed by the Company, in its sole discretion, for any violation of the Insider Trading Policy, in addition to any penalties to which I may become subject to pursuant to applicable law.

Date:	Signature:

Name:
(Please Print)

Title:

REQUEST FOR APPROVAL TO TRADE

BRAZIL POTASH CORP.

SECURITIES

Attention: Corporate Secretary (as the Compliance Officer under the Insider Trading Policy)

Email:    nsaid@fmresources.ca

Type of Security (check all applicable boxes)

☐	Common Stock

☐	Preferred Stock

☐	Restricted Stock

☐	Restricted Stock Units

☐	Stock Options

☐	Warrants

☐	Other (Please specify) _____________________

Number of Securities:

Proposed Date of Transaction:

Type of Transaction:

☐	Purchase

☐	Sale

☐	Gift

☐	Other

☐	Stock option exercise – Exercise Price $________/share

Exercise Price paid as follows:

☐	Broker’s cashless exchange

☐	cash

☐	pledge

☐	other

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Withholding tax paid as follows:

☐	Broker’s cashless exchange

☐	cash

☐	other

Broker Contact Information

Company Name:

Contact Name:

Telephone:

Email:

Account Number:

Social Security or other Tax Identification Number:

Status (check all applicable boxes)

☐	Executive Officer

☐	Board Member

☐	Other, please specify: _____________________________________________________________

* * * * * * * *

2

I hereby represent and certify that (i) I am not currently in possession of any material non-public information relating to Brazil Potash Corp. and its subsidiaries, and (ii) the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Brazil Potash Corp. arises, and, in the reasonable judgment of Brazil Potash Corp., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of U.S. and Canadian securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Date:	Signature:

Name:
(Please Print)

Title:

Telephone: __________________________

Email: __________________________________

* * * * * * * *

☐

Request Approved (transaction must be completed during the Window Period (as defined in Section 5.2 of the Insider Trading Policy of Brazil Potash Corp.) in which this approval was granted, and in any event within two (2) business days after approval).

☐	Request Denied

☐	Request Approved with the following modifications or conditions:

Signature:	Date:

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